UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2021
UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09712	62-1147325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois 60631
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $1 par value	USM	New York Stock Exchange
6.25% Senior Notes due 2069	UZD	New York Stock Exchange
5.50% Senior Notes due 2070	UZE	New York Stock Exchange
5.50% Senior Notes due 2070	UZF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement
On December 17, 2021 (Effective Date), United States Cellular Corporation (UScellular) entered into a $150 million Credit Agreement (Credit Agreement) by and among UScellular as Borrower, Citibank, N.A. as Administrative Agent, Global Coordinator, Mandated Lead Arranger and a Lender, Export Development Canada as Mandated Lead Arranger and a Lender, and the other lenders from time to time party thereto.

The Credit Agreement provides UScellular with a $150 million term loan credit facility to finance (or refinance) the purchase of goods and services (including goods and services purchased prior to the Effective Date) from Nokia of America Corporation.

Borrowings under the Credit Agreement bear interest, at UScellular’s option, either at a secured overnight financing rate (SOFR) or at an alternative base rate, plus, in each case, an applicable margin.

The two financial covenants described below are included in the Credit Agreement:

1.Consolidated Interest Coverage Ratio (the ratio of Consolidated EBITDA to Consolidated Interest Charges) may not be less than 3.00 to 1.00 as of the end of any fiscal quarter.

2.Consolidated Leverage Ratio (the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA) may not be greater than 3.75 to 1.00 as of the end of any fiscal quarter.

The term loan under the Credit Agreement is unsecured, subject to certain limitations. Additionally, certain wholly-owned subsidiaries are guarantors under the Credit Agreement.

The Credit Agreement includes representations and warranties, covenants, events of default and other terms and conditions that are substantially similar to UScellular’s existing term loan and revolving credit agreements.

A Change in Control, as such term is defined in the Credit Agreement, of UScellular would constitute a default and would enable the required lenders and the Administrative Agent to require all borrowings outstanding under the Credit Agreement to be repaid.

The continued availability of the Credit Agreement requires UScellular to comply with certain negative and affirmative covenants, maintain the above financial ratios and provide representations on certain matters at the time of each borrowing.

The Credit Agreement permits UScellular to make one or more borrowings aggregating up to $150 million from the Effective Date to the earliest of (a) March 17, 2022, (b) the date of termination of the commitment, and (c) the date of termination of the commitment of each lender to make loans.

Amounts borrowed under the Credit Agreement will be due and payable on the earlier of (i) the date of acceleration of the obligations and (ii) the five year anniversary of the first borrowing.

The foregoing brief description is qualified by reference to the copy of the Credit Agreement attached hereto as Exhibit 4.1, which is incorporated herein by reference, and which identifies all the lenders thereto.

Some of the lenders and/or agents under the Credit Agreement and/or their affiliates may have various relationships with UScellular, its parent, Telephone and Data Systems, Inc. (TDS), and their subsidiaries involving banking or other financial services, including checking, cash management, brokerage, lending, investment banking, depository, indenture trustee and/or other services, including serving as a lender under the Credit Agreement or other TDS and/or UScellular credit agreements.

In connection with the Credit Agreement, UScellular, TDS and Citibank, N.A. entered into a Subordination Agreement on December 17, 2021, the form of which is attached as Exhibit F to the Credit Agreement. Pursuant to this Subordination Agreement, (a) any consolidated funded indebtedness from UScellular to TDS will be unsecured and (b) any (i) consolidated funded indebtedness (other than Refinancing Indebtedness as defined in the Credit Agreement) in excess of $105 million, and (ii) Refinancing Indebtedness in excess of $250 million, will be subordinated and made junior in right of payment to the prior payment in full of obligations to the lenders under the Credit Agreement. As of the date of this Form 8-K, there is no outstanding funded indebtedness of UScellular that is subordinated pursuant to the Subordination Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits
(d)   Exhibits

Exhibit Number	Description of Exhibits
4.1
Credit Agreement, among UScellular as Borrower, Citibank, N.A. as Administrative Agent, Global Coordinator, Mandated Lead Arranger and a Lender, Export Development Canada as Mandated Lead Arranger and a Lender, and the other lenders thereto, dated as of December 17, 2021, including the form of subsidiary Guaranty and Subordination Agreement.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES CELLULAR CORPORATION

Date:	December 21, 2021	By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer